                                                                    EXHIBIT 10.1

      Portions of this Exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                                 AMENDMENT NO. 1

                                       TO

                DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT

      THIS AMENDMENT NO. 1 TO DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT (this "Amendment"), dated as of the 4th day of June 2004 (the "Amendment Effective Date"), by and between OSI Pharmaceuticals, Inc., a Delaware corporation ("OSI"), and Genentech, Inc., a Delaware corporation ("Genentech"), amends the Development and Marketing Collaboration Agreement (the "Collaboration Agreement"), dated as of January 8, 2001, by and between OSI and Genentech. The Collaboration Agreement as amended by this Amendment shall be referred to herein as the "Agreement". Capitalized terms undefined herein shall have the meanings given to them in the Collaboration Agreement.

                                   WITNESSETH

      WHEREAS, the Collaboration Agreement provides, among other things, that OSI and Genentech have differing roles and obligations with respect to certain promotion, marketing, and other activities.

      WHEREAS, pursuant to the Collaboration Agreement, OSI has the right, subject to certain conditions and criteria, to co-promote the Licensed Product.

      WHEREAS, the Parties now wish to amend the Collaboration Agreement to modify, clarify and more fully define their rights and responsibilities with respect to the post-approval development of Licensed Product and co-promotion of Licensed Product by OSI, all as more fully set forth herein.

      NOW, THERFORE, in consideration of the foregoing recitals and the covenants contained herein, OSI and Genentech hereby agree as follows:

                      AMENDMENT TO COLLABORATION AGREEMENT

1     JOINT COMMERCIAL INTEGRATION TEAM, JOINT CLINICAL SUBTEAM AND JOINT
CLINICAL TRIALS REVIEW COMMITTEE

A. Section 3.2(b) of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following:

      (b)   JOINT PROJECT TEAM RESPONSIBILITIES.

            (i) The Joint Project Team shall be responsible for formulating overall development plans and an annual development budget, for making overall decisions regarding the priority and design of all clinical trials for new indications (except for Registry Studies and ISTs, defined below), for recommending to the JSC which Party will be responsible for implementing clinical studies for each indication (other than Registry Studies), for developing a publication strategy and a calendar of key scientific and clinical meetings and other events for Licensed Product, for exchanging information and facilitating cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations under this Agreement, for determining the priority with respect to seeking Regulatory Approval of Licensed Product, for approving third party manufacturing and supply agreements, for recommending to the JSC or the GDC (via the OSI-774 Liaison Team, in the case of the GDC), as the case might be, new Lifecycle Initiatives hereunder, and for implementing all activities approved by the JSC or the GDC, as the case might be.

            (ii) In addition, the Joint Project Team may designate subteams as appropriate to facilitate coordination and cooperation in key areas. Specifically, the Joint Project Team will designate a Joint Regulatory Subteam to coordinate efforts as may be necessary for NDA filing and other regulatory activities. The Joint Project Team will also designate a subteam called the Joint Commercial Integration Team ("JCIT"), which will be chaired by the Genentech Director of Licensed Product Marketing or Sales. There shall be two OSI representatives on the JCIT, consisting of an OSI commercial director assigned to Licensed Product at a level comparable to the chair of the JCIT and a sales director assigned to Licensed Product at a level comparable to the OSI commercial director. OSI shall be permitted to propose that an additional OSI staff member(s) attend specific portions of JCIT meetings to address particular agenda items, and such additional staff members may only attend for such agenda items after good faith consideration by, and agreement of, the Genentech JCIT chairperson. The functions of the JCIT are as follows:

                  a. to provide a forum to update OSI on Genentech's commercial activities with respect to Licensed Product and any issues related thereto and for OSI to provide feedback with respect thereto for Genentech's consideration;

                  b. to provide a forum for OSI to give input to Genentech with respect to Co-promotion (as defined below) related matters to be included in the Commercialization Plan;

                  c. to review and discuss Co-promotion-related matters, including without limitation, assignment of Physician Call Targets (as hereinafter defined) in accordance with Section 5.2A(b) below, sales force bonus criteria alignment, and sales force training, and also to act as a forum to which a Party may bring up for discussion other Co-promotion related matters listed on Appendix A attached hereto and incorporated herein and entitled "Licensed Product Commercial Roles and Responsibilities";

                  d. to resolve disputes arising from routine "day-to-day" Co-promotion-related operational matters that cannot be resolved by the field sales managers of the Parties; and

                  e. to carry out such other matters assigned to the JCIT by the JSC. "Co-promotion" and "Co-promote" as used in this Agreement shall mean performing sales calls by OSI sales representatives to Physician Call Targets and to medical staff associated with those Physician Call Targets, and having OSI sales representatives at OSI promotional exhibit booths at medical meetings and tradeshows, all solely for the purpose of the sale of Licensed Product under the Trademark, as more specifically described in and to the extent permitted by Section 5.2A below. Co-promotion shall not be included within the term marketing as such term is used within the Agreement.

            The JCIT shall meet quarterly either in person or telephonically, or as otherwise agreed by the JCIT, however the JCIT members of the Parties with direct responsibility for implementing Co-promotion activities shall communicate and meet as often as they reasonably deem necessary to achieve their objectives under the Commercialization Plan.

            (iii) The Joint Project Team will also designate a subteam called the Joint Clinical Subteam, which will be co-chaired by one representative from each Party. The functions of the Joint Clinical Subteam are as follows:

                  a. to review protocols for all clinical trials (other than ISTs) and to approve protocols for all clinical trials (other than Registry Studies and ISTs), related to

      Licensed Product and sponsored by Genentech or OSI (usually under their respective INDs), whether or not such protocols constitute Lifecycle Initiatives (as hereinafter defined);

                  b. to review clinical trial studies related to Licensed Product (other than ISTs) that are conducted by cooperative groups or under the Cancer Therapy Evaluation Program (CTEP), and to approve clinical trial studies related to Licensed Product conducted by cooperative groups or under CTEP (other than ISTs and Registry Studies, which are approved as more fully described below) ;

                  c. to update the Parties on on-going Licensed Product clinical programs, and

                  d. to resolve and settle any disagreement of the JCTRC regarding IST review or approval.

      The Joint Clinical Subteam shall meet monthly either in person or telephonically, or as otherwise agreed by the Joint Clinical Subteam leaders.

            The Joint Clinical Subteam will designate a subteam called the Joint Clinical Trials Review Committee ("JCTRC"). The sole function of the JCTRC will be to review and approve all clinical trial proposals, protocols and clinical trial concept sheets provided by or solicited from external sponsor-investigators, including, without limitation, sponsoring cooperative groups and CTEP (to the extent not governed by Section 3.2(b)(iii)(b) above), for clinical trials evaluating Licensed Product (collectively, "ISTs"), including, without limitation, ISTs within a Lifecycle Initiative pursued and funded solely by one Party under Section 4.3A(b)(ii) below. For clarity, "ISTs" hereunder are clinical trials evaluating Licensed Product that are sponsored by third party sponsor-investigators, or cooperative group sponsors, as the terms "sponsor-investigator" and "sponsor" are defined in Section 312.3(b) of Title 21 of the U.S. Code of Federal Regulations. The membership of the JCTRC shall include the heads of clinical teams or their designees from each Party and Medical Science Liaisons from each Party. The JCTRC shall meet monthly either in person or telephonically or as otherwise agreed by the JCTRC. The Parties' respective commercial, marketing and sales groups shall not vote on or control decisions of the JCTRC regarding any IST or other matter discussed at any JCTRC meeting. Decisions to approve ISTs shall be based on medical, scientific, strategic and budgetary considerations, provided that a Party has not reasonably objected that an IST could adversely affect the Licensed Product. Only ISTs approved by the JCTRC can be funded and/or supplied Licensed Product by either Party for the purpose of such ISTs. In general the JCTRC will operate by consensus. In the event that the JCTRC members do not reach consensus regarding an IST decision, the JCTRC representatives of each Party shall collectively have one vote, with decisions made by unanimous vote. If the JCTRC cannot agree with respect to an IST decision, such disputed IST may be referred to the Joint Clinical Subteam by either Party. In the case of such referral, all decisions regarding ISTs shall be finally decided by the Joint Clinical Subteam and shall not be subject to further review or escalation. If the JCTRC approves an IST based on medical, scientific and strategic considerations but one Party does not wish to fund such IST, such IST may be funded and/or provided Licensed Product drug by the other Party at its sole cost. Similarly, if the JCTRC approves an IST based on medical, scientific and strategic considerations and such IST is solely within a Lifecycle Initiative pursued and funded solely by one Party under
      Section 4.3A(b)(ii) below), then
      such Party may pursue and fund such IST under such Lifecycle Initiative. Any adverse event safety data occurring during ISTs funded solely by one Party shall be part of the Licensed Product SAE database. Data from ISTs funded solely by one Party or provided Licensed Product at one Party's sole cost shall be subject to Section 4.3 if such IST is within a Lifecycle Initiative or a GNE/OSI Initiative for which the Parties are sharing costs. Data from ISTs funded solely by one Party, or provided Licensed Product at the cost solely of one Party, under Section 4.3A(b)(ii) below shall not be shared except as provided therein.

            (iv) The Joint Project Team will prepare a draft Development Budget/Plan, and draft an annual development budget by August 15 of the then-current calendar year, and a final Development Budget/Plan shall be presented by the Joint Project Team to the JSC for approval by September 15 of the then-current calendar year. The Development Budget/ Plan shall include specific budgets for OSI/GNE Initiatives (as hereinafter defined). In addition, the Joint Project Team Leaders will participate in the OSI-774 Liaison Team, described in Section 3.4 below, to exchange information, and facilitate cooperation and coordination, between the Parties and Roche, pursuant to the Tripartite Agreement.

            (v) Annually, on or about August 15, the OSI commercial director, the Genentech marketing director and the heads of OSI's and Genentech's clinical teams shall meet to discuss and approve the general budget for ISTs, which budget shall then be included in the Commercialization Budget (as hereinafter defined) submitted by Genentech to the JSC for approval as provided in Section 5.1 below.

B. Section 3.2(c) of the Collaboration Agreement is hereby amended by adding the following two sentences immediately after the last sentence of such subsection:

      "The foregoing provisions of this Section 3.2(c) shall also apply to the Joint Clinical Subteam, which shall be subject to the dispute resolutions procedures set forth in Article 16 for matters other than the resolution of disagreements of the JCTRC.

2.    POST-APPROVAL DEVELOPMENT ACTIVITIES.

      Article 4 of the Collaboration Agreement is hereby amended by inserting the following new Sections 4.3A, 4.3B and 4.3C immediately after Section 4.3:

      "4.3A POST-APPROVAL DEVELOPMENT ACTIVITIES.

            (a) As part of the updating of the Global Development Plan under the Tripartite Agreement, which updating is required by the Tripartite Agreement, OSI and Genentech shall each use commercially reasonable efforts to cause the GDC to create a lifecycle plan ("Lifecycle Plan") which will identify specific Lifecycle Initiatives. "Lifecycle Initiatives" shall mean development opportunities with estimable probabilities of technical and commercial success and defined budgets, that are designed to provide an estimable increase to the overall value of Licensed Product. Lifecycle Initiatives will include one or more of the following: a new medical indication (for example, an indication within **), a new therapy within indications being pursued under the existing Global Development Plan or Development Plan (for example, studies for **). The Lifecycle Plan will include the following details with respect to each Lifecycle Initiative in order to achieve the purposes of such Lifecycle
      Initiative: scope of clinical trials

------------
** This portion has been redacted pursuant to a confidential treatment request.

      (including, without limitation, the size of trials), the purpose of each trial (for example, **), the number of clinical trials and the phase of each trial (e.g. Phase I, II, or III), the number of investigators required to conduct each such trial, whether the trial(s) will be sponsored and conducted by Genentech, OSI or Roche or by a cooperative group investigator or through CTEP, and the estimated costs of such trials. The Lifecycle Plan will be submitted by the OSI-774 Liaison Team to the GDC for review and approval of the Lifecycle Initiatives by the GDC in accordance with the procedures set forth under the Tripartite Agreement. Accordingly, it is expected that the GDC will determine which Lifecycle Initiatives, if any, or which part of each Lifecycle Initiative, will be approved and funded under the Global Development Plan as Global Development Costs. If the GDC approves the funding of a Lifecycle Initiative, in accordance with the Tripartite Agreement, the GDC is to determine each company's responsibilities for such Lifecycle Initiative, which shall be comprised of some or all of the clinical study activities described in Section 4.3A(b)(i) below. To the extent that Lifecycle Initiatives put forward by the OSI-774 Liaison Team to the GDC have not been approved, such Lifecycle Initiatives shall be handled pursuant to
      Section 4.3A(b) below. Similarly, if the Tripartite Agreement is terminated, the Parties shall operate in accordance with Section 4.3A(b) below.

      (b) If the GDC does not approve the funding of a Lifecycle Initiative, or if Roche opts out pursuant to Section A.4 of Exhibit A to the Tripartite Agreement (provided that neither Party or Roche reasonably has objected to such Lifecycle Initiative, and such Lifecycle Initiative does not adversely affect the goals of the Global Development Plan, pursuant to Section 10.13 of the Tripartite Agreement), or if the

------------
** This portion has been redacted pursuant to a confidential treatment request.

            Tripartite Agreement is terminated, the JSC shall consider such Lifecycle Initiative (or, in the event that the Tripartite Agreement is terminated, a Lifecycle Initiative created by Genentech and OSI as part of their annual lifecycle plan) and determine whether to fund such Lifecycle Initiative under the Development Budget/Plan, provided that neither Party reasonably has objected to such Lifecycle Initiative during JSC review and such Lifecycle Initiative does not adversely affect the goals of the Development Budget/Plan under the Agreement.

                  (i) If such Lifecycle Initiative is approved by the JSC (thereafter, an "OSI/GNE Initiative"), the JSC shall determine which Party shall have the lead responsibility for such OSI/GNE Initiative and the Joint Project Team shall propose the responsibilities of each Party with respect to such OSI/GNE Initiative, which proposals shall be subject to JSC approval. Except as otherwise agreed by the Parties, activities assigned to a Party with respect to each such OSI/GNE Initiative shall be:
                        1) specific clinical studies sponsored and conducted by such Party to directly further such OSI/GNE Initiative,
                        2) specific studies conducted by cooperative groups that directly further such OSI/GNE Initiative, 3) specific ISTs that directly further such OSI/GNE Initiative, 4) specific studies conducted by such Party or the Parties in collaboration with another sponsor that directly further such OSI/GNE Initiative and/or 5) FDA mandated Phase IV studies for Licensed Product within such OSI/GNE Initiative. As used herein, "directly further" shall mean that the study is designed to show feasibility, efficacy and/or safety of

                        Licensed Product within the applicable OSI/GNE Initiative. Studies under OSI/GNE Initiatives, or under a Lifecycle Initiative above, shall not include: 1) Registry Studies, as defined herein (which shall only be conducted by Genentech but which are nonetheless subject to review by the Joint Clinical Subteam, as described in
                        Section 4.3A(c) below), 2) ISTs outside the scope of an OSI/GNE Initiative or Lifecycle Initiative (for example, unsolicited requests for IST funding for an indication outside of the OSI/GNE Initiatives), which are subject to JCTRC approval, or 3) marketing or other commercialization activities. The costs for any clinical study activities within OSI/GNE Initiatives shall be treated as OSI/GNE Development Costs in accordance with
                        Section 4.6 of this Agreement, except for the costs of ISTs borne by one Party. The provisions of Section 4.3 above shall apply to any clinical trials conducted by the Parties or external sponsors as part of such OSI/GNE Initiatives, except for clinical trials sponsored and funded solely by one Party within a rejected Lifecycle Initiative under Section 4.3A(b)(ii) below. Safety reports and safety data from all clinical trials, however, shall be shared and centralized, however, in accordance with Section 4.3. The costs for any Registry Studies (subject to the last sentence of Section 4.3A(c) below) and for jointly funded ISTs outside the scope of an OSI/GNE Initiative or Lifecycle Initiative shall be treated as **, in accordance with Exhibit B to the Agreement.

------------
** This portion has been redacted pursuant to a confidential treatment request.

                  (ii) The JSC may reject such Lifecycle Initiative in whole or in part and/or the corresponding budget for pursuit under the Agreement. In such case, either Party may pursue such Lifecycle Initiative or rejected part thereof at its own expense. Any serious adverse event safety data occurring during the activities of such Lifecycle Initiative shall be part of the Licensed Product SAE database. If such Lifecycle Initiative is for an additional indication and the Tripartite Agreement is in effect, then such Lifecycle Initiative so pursued by only one Party will be subject to the applicable terms, if any, of the additional indication opt out-opt back in provisions in Section A.4 of Exhibit A to the Tripartite Agreement. For Lifecycle Initiatives other than for an additional indication, or if the Tripartite Agreement is no longer in effect, then for such Lifecycle Initiative pursued by only one Party at its own expense, the following will apply: If the other Party that did not pursue such Lifecycle Initiative wishes to regain its rights to such Lifecycle Initiative, including the use of and access to data and results (including, without limitation, all data and results for ISTs within such Lifecycle Initiative), then it may regain such rights by electing to do so within ninety (90) days of delivery of a final study report for the pivotal trial for such Lifecycle Initiative to the non-participating Party and by paying within thirty days ** of the total costs the non-participating Party would have incurred had the non-participating Party participated (i.e.

------------
** This portion has been redacted pursuant to a confidential treatment request.

                        shared costs, and thereafter assuming from the opt back in date its ongoing obligations as if no opt out had occurred.

                  (iii) From time to time, if a Party desires to pursue
                        Lifecycle Initiatives which have not been evaluated by the GDC or JSC, as applicable, or included under the current Lifecycle Plan, such Lifecycle Initiatives shall be brought to the GDC, or if the Tripartite Agreement has been terminated, to the JSC, for evaluation pursuant to this Section 4.3A.

      (c) "Registry Study", for purposes of the Agreement, shall mean a prospective, observational study of the process and outcomes of care in a population of patients designated by a common condition, status or treatment, usually descriptive in nature, and usually without a control or comparator arm, in which treatment is not dictated beyond "standard of care." The Parties agree that Registry Studies shall only be conducted by Genentech, but will be nonetheless subject to review and good faith consideration (but not approval) by the Joint Clinical Subteam. If the Joint Clinical Subteam does not agree whether a proposed Registry Study should be supported or conducted, the final decision regarding such Registry Study shall be made by Genentech without further review discussion or escalation under the Agreement. If the OSI members of the Joint Clinical Subteam do not agree that a Registry Study, which has been approved by Genentech, should be conducted or supported, then such Registry Study shall be conducted by Genentech at its sole cost, however, OSI shall not be entitled to obtain or review the data or results from such Registry Study prior to publication in a scientific journal or otherwise made available to the public, nor will OSI be allowed to participate in registry investigator meetings.

      4.3B MEDICAL SCIENCE LIAISON (MSL) ACTIVITIES.

      "Medical Science Liaisons" or "MSLs" are defined as field-based clinical research employees of each of the Parties whose main function is to support clinical investigators in developing and conducting clinical trials. OSI MSLs may conduct activities with respect to Licensed Product only for so long as OSI is conducting clinical study activities within a OSI Lifecycle Initiatives (as defined in Section 4.3B(a) below in accordance with the following:

      (a) With respect to Licensed Product, OSI MSLs may only make calls to potential or current investigators for the purpose of discussing clinical studies within: (i) OSI/GNE Initiatives, (ii) Lifecycle Initiatives under the Tripartite Agreement, (iii) ongoing development activities under the Global Development Plan for which OSI is assigned the responsibility of executing or managing the status of under the Tripartite Agreement, and (iv) Lifecycle Initiatives which OSI is conducting and funding on its own either as permitted under the Tripartite Agreement or under Section 4.3A(b)(ii) above (such Initiatives and Global Development Plan activities collectively hereafter referred to as the "OSI Lifecycle Initiatives"), but only to the extent reasonably expected to be necessary in order to execute such OSI Lifecycle Initiatives. In addition, OSI MSLs may also make calls to investigators for the purpose of discussing ISTs which have been approved by the JCTRC but which are not included within OSI/GNE Initiatives and for which OSI has been assigned responsibility by the JCTRC, but only to the extent reasonably expected to be necessary in order to execute such ISTs. With respect to such potential investigators, OSI may make such calls only to a number of potential investigators that is reasonable, given the total number of investigators that will be participating in each such clinical study. For all inquiries with respect to Licensed Product or clinical studies other than the foregoing, OSI MSLs shall refer such inquiries to the appropriate Genentech MSL.

      (b) With respect to Licensed Product, Genentech MSLs may make call to potential or current investigators for any purpose, other than for the purpose of discussing OSI Lifecycle Initiatives. Genentech MSLs shall respond to inquiries regarding clinical studies within OSI Lifecycle Initiatives by referring such inquiries to the appropriate OSI MSL.

      (c) With respect to Licensed Product, OSI shall ensure that OSI MSLs are fully trained by OSI, under guidelines agreed upon by the Parties, to handle unsolicited queries, to respond to unsolicited study proposals and to discuss clinical studies within OSI Initiatives in accordance with applicable law and regulations and the following:

                  (i) Any clinical study proposals received by OSI MSLs that are directly within OSI Lifecycle Initiatives will be reviewed by OSI for potential submission to the JCTRC.

                  (ii) OSI will forward clinical study proposals that are not directly within OSI Lifecycle Initiatives to a Genentech MSL for follow-up and review by Genentech for potential submission to the JCTRC.

                  (iii) Any clinical study proposals directly within OSI
                        Lifecycle Initiatives that are forwarded to OSI by Genentech will be reviewed by OSI for potential submission to the JCTRC.

      (d) With respect to Licensed Product, Genentech shall ensure that Genentech MSLs are fully trained, under its standard guidelines, to handle unsolicited queries and to respond to unsolicited proposals in accordance with applicable law and regulations and the following:

                  (i) Any clinical study proposals received by Genentech MSLs that are not directly within OSI Lifecycle Initiatives will be reviewed by Genentech for potential submission to the JCTRC.

                  (ii) Genentech will forward clinical study proposals that are directly within OSI Lifecycle Initiatives to an OSI MSL for follow-up and review by OSI for potential submission to the JCTRC.

                  (iii) Any clinical study proposals forwarded to Genentech by
                        OSI will be reviewed by Genentech for potential submission to the JCTRC.

      (e) Genentech MSLs will be the primary liaisons for Licensed Product with cooperative groups and professional societies other than the Cancer Therapy Evaluation Program (CTEP) for which OSI shall be the primary liaison as set forth in Section 4.3C. Representatives of OSI shall jointly participate with Genentech in all significant meetings and telephone calls (for example, those involving or expected to involve strategy, clinical trial design and/or safety issues) with cooperative groups and professional societies relating to Licensed Product. Genentech shall promptly forward to OSI copies of any significant cooperative group and professional society correspondence related to Licensed Product sent or received by Genentech and any research data sent by a cooperative group or professional society investigator to Genentech.

      (f) Subject to Section 5.3A(b), Genentech MSLs will be responsible for Licensed Product education and disease state education (including, without limitation, medical and professional disease state education), and unrestricted Licensed Product medical education grants.

      4.3C CANCER THERAPY EVALUATION PROGRAM (CTEP). OSI shall be the primary liaison for the Parties' relationship with CTEP with respect to Licensed Product. Representatives of Genentech shall jointly participate with OSI in all meetings and significant telephone calls (for example, those involving or expected to involve strategy, clinical trial design and/or safety issues) with CTEP relating to Licensed Product. OSI shall promptly forward to Genentech copies of any CTEP correspondence relating to

      Licensed Product sent or received by OSI and any research data sent to OSI by a CTEP investigator.

3.    INDS AND DRUG APPROVAL APPLICATIONS.

      Section 4.4 is hereby amended by adding a new subsection 4.4(d) to the end of Section 4.4 as follows:

4.4 (d) Notwithstanding anything to the contrary herein, the Joint Regulatory Subteam will develop and agree on the strategy and proposed wording for Licensed Product labels and package inserts, including, without limitation, strategy for discussions related thereto with regulatory agencies. Decisions on all such matters will be made by consensus. In the event that the Joint Regulatory Subteam does not agree on any such matter, the matter in dispute will be escalated to the Vice President (or Party officer of similar title) in charge of the regulatory function of each Party, and notwithstanding any other provision in this Agreement, the final decision on the matter in dispute will be made by such two Vice Presidents. Members of the Joint Regulatory Subteam from both Parties will participate in meetings and teleconferences with regulatory authorities in which such labels or package inserts are discussed or negotiated, with the number of members attending such meetings to be determined by the Joint Regulatory Subteam.

4.    COMMERCIALIZATION PLAN/ BUDGET

      Article 5 of the Collaboration Agreement is hereby amended by deleting the last two sentences of Section 5.1 and replacing them with the following:

      "Within thirty (30) days after NDA submission, the Genentech marketing director for Licensed Product shall present, for discussion, to the OSI commercial director for Licensed Product the first detailed annual commercial budget for the commercialization of Licensed Product in the Territory, which shall include the budget for activities listed in the definition of Marketing Costs and Sales Costs under Exhibit B of the Agreement (the "Commercialization Budget"). The Genentech marketing director and OSI commercial director will conduct a discussion of such draft Commercialization Budget and attempt to reach consensus on such budget during that discussion. If consensus has been reached during that discussion that requires revisions to such draft Commercialization Budget, the Genentech marketing director will prepare a new draft Commercialization Budget reflecting such consensus. To the extent that consensus has not been reached during that discussion, the Genentech marketing director will take into consideration, in good faith, the comments of the OSI commercial director to the Commercialization Budget. The Genentech marketing director shall then prepare the final Commercialization plan and Commercialization Budget ("together, the Commercialization Plan") and submit it to the JSC for approval. The OSI commercial director may attend the JSC meeting to discuss such Commercialization Budget. Thereafter, Genentech shall update the Commercialization Plan (including the Commercialization Budget) on a yearly basis, in accordance with the procedures set forth in the preceding five (5) sentences and the following two sentences. Genentech shall provide to OSI, on or about August 15, a preliminary budget. On or about September 15, Genentech shall provide a draft of the detailed Commercialization Budget to the OSI commercial director for comment, and thereafter to the JSC for review and approval on or about October 15. The timing of submission of the Commercialization Budget to the JSC shall be coordinated with the submissions of the development and manufacturing budgets, whenever possible.

5.    CO-PROMOTION.

A. Article 5 of the Collaboration Agreement is hereby amended by inserting the following new Sections 5.2A and 5.2B immediately after Section 5.2:

      "5.2A CO-PROMOTION. OSI shall be entitled to Co-promote (as defined hereinabove) Licensed Product as follows:

      (a) For so long as OSI is Co-promoting Licensed Product, OSI will be entitled to Co-promote only as specifically described in Sections 5.2A(a) through 5.2A(i). OSI shall assign certain OSI sales force representative Full Time Equivalents ("FTEs") to Co-promote Licensed Product (consisting of a percentage of time, determined by OSI, for each OSI sales force representative to devote to Licensed Product Co-promotion but in any case such percentage shall not be less that an average of sixty-five percent (65%) for such OSI sales force representatives, unless first approved by the JSC, and provided that such percentage for each such OSI sales force representative shall not be less than fifty percent (50%)). Such OSI sales force representatives shall be employees of OSI. OSI sales force representatives for Licensed Product will call on a subset of the physicians also called upon by the Genentech Licensed Product sales force, as provided in Section 5.2A(b) below. Sales territories for the OSI sales force FTEs for Licensed Product will be determined by OSI, provided that OSI will assign one representative to each Genentech Licensed Product sales territory, and further provided that OSI may assign an additional representative to each such sales territory with approval of Genentech, such approval not to be unreasonably withheld. OSI sales territories for Licensed Product need not be identical to the Genentech sales territories for Licensed Product. It is expressly understood by the Parties that Genentech sales representatives may also call on physicians in the OSI sales territories in which OSI's sales representative are operating.

      (b) OSI sales force FTEs for Licensed Product shall call on specific customer targets, generally defined as potential high volume oncology/hematology prescribers for Licensed Product (i.e., within the top three to four deciles of prescribers within Genentech sales territories, with criteria of such deciles to be identical for the determination of such OSI and Genentech call targets) ("Physician Call Targets") in order to increase sales call frequency on such customer accounts. Genentech shall determine such Physician Call Targets after discussion at the JCIT and its good faith consideration of JCIT comments. If OSI provides in good faith a reasonable reason to decline a Physician Call Target it may do so and such customer account will be removed from the list of Physician Call Targets. In such event, then OSI may propose replacements for such declined Physician Call Targets to the JCIT, which shall then discuss the proposed replacements. Final decisions for adding such replacement Physician Call Targets shall be made by Genentech after good faith consideration of OSI's proposed replacements. Physician Call Targets will be updated by Genentech, after review and comment by the JCIT and Genentech's good faith consideration of such JCIT comments and the needs of the Licensed Product business, provided, however, that Genentech may change the list of Physician Call Targets no more than once per calendar year and by not more than 20 percent for each such change, unless otherwise agreed by the Parties or unless regulatory approval is obtained to sell a new Licensed Product or to sell an existing marketed Licensed Product for a new indication.

      (c) Genentech shall determine the total number of FTEs which will comprise the combined OSI/Genentech sales force for Licensed Product and the ratio of OSI sales force FTEs to Genentech's sales force FTEs, provided, however, that the OSI sales force FTEs for Licensed Product shall not be required to be less than 25% of the combined OSI/Genentech sales force FTEs. Genentech's proposal shall be made in good faith based upon a sales force sizing analysis, which shall be conducted by Genentech by **. Such sizing analysis shall be conducted by Genentech as frequently as Genentech determines in good faith is needed. Any proposed adjustment to the total number of FTEs which will comprise the combined OSI/Genentech sales force for Licensed Product and the ratio of OSI sales force FTEs to Genentech's sales force FTEs as a result of such sizing analysis shall be part of, or a modification to, the Commercialization Plan.

      (d) Genentech shall have final decision making authority with respect to overall sales force activities, except as otherwise expressly provided in this Amendment

--------
** This portion has been redacted pursuant to a confidential treatment request.

            or Appendix A hereto. Genentech shall coordinate overall sales force activities through the JCIT (which shall not require JCIT approval, however), to ensure a consistent and unified voice to the customer, including plan of action meetings, call reach and frequency goals, customer targets and messages. Genentech will determine the execution of sales training of the OSI and Genentech sales force representatives pertaining to Licensed Product.

      (e) Licensed Product shall be the primary detail by the OSI Licensed Product sales force FTEs calling upon Physician Call Targets. The sales force representatives for each Party assigned to Licensed Product hereunder shall not promote a product competitive with Licensed Product. A competitive product shall mean a product that is designed to replace a Licensed Product for treatment of an approved disease indication. A product that can potentially be used in combination with such Licensed Product, regardless of whether such combination is approved by regulatory authorities, shall be deemed not competitive. In any event, competitive products **.

      (f) OSI shall report call activity of OSI sales force FTEs for Licensed Product to Genentech on a **. OSI shall report in a format compatible with the Genentech call reporting system as of the Amendment Effective Date, or as otherwise agreed upon by the Parties.

--------------
** This portion has been redacted pursuant to a confidential treatment request.

      (g) The components and criteria for sales force bonus remuneration directly related to Licensed Product shall be aligned for OSI and Genentech representatives for Licensed Product, through discussion at the JCIT.

      (h) Genentech shall maintain sole responsibility for Licensed Product sales data collection and reporting, and shall make such sales data available to OSI on the following basis. Genentech will provide to OSI daily reports of Licensed Product shipments (quantities), monthly reports of Licensed Product sales by geography, and such other sales data mutually agreed upon by the Parties. Such shipment and sales reports will be for OSI's internal use only and not for public disclosure.

      (i) The sales force budgets allocated for sales territories for OSI and Genentech representatives shall be aligned, and will be part of the Commercialization Budget prepared by Genentech and approved by the JSC. In accordance with Section 5.2 above, OSI shall be responsible, for **. Genentech will discuss with OSI the projected dollar amounts of such OSI share of Sales Costs, during Genentech's preparation of the Commercialization Budget.

      "5.2B. TERMINATION OF CO-PROMOTION. (a) If OSI (i) materially breaches this Amendment and fails to cure such breach within thirty 30 days following written notice from Genentech or (ii) fails to cure, within thirty (30) days following written notice from Genentech, circumstances or conditions which have resulted in a pattern of several similar breaches of this Amendment, regardless of materiality of the individual breaches (such as a failure on the part of

--------------
** This portion has been redacted pursuant to a confidential treatment request.

an OSI sales representative to spend at least 50% of his or her time on Licensed Product promotion or the failure of an OSI MSL to refer a matter to a Genentech MSL as required under this Amendment), for which OSI has also received written notices thereof, Genentech shall have the right to terminate all of OSI's Co-promotion rights granted under the Agreement by written notice, subject to the terms of this Section 5.2B The parties acknowledge and agree that because the materiality of any specific breach must be measured as of the time of the breach and is dependent on the performance obligations and conditions at such time, the examples above are for purposes of reference and are not intended to change the applicable legal principles governing materiality. OSI will have five
(5) days after its receipt of Genentech's notice of termination to notify Genentech in writing that it will challenge the termination, and OSI may not challenge such termination if it does not give such notice to Genentech. If OSI does challenge the termination, then notwithstanding anything to the contrary in the Agreement, such dispute shall be resolved through the Expedited Arbitration Procedure set forth in Section 16.4 below. The termination shall be effective on the later of (A) ninety (90) days after Genentech's notice of termination, if OSI fails to challenge the claim upon which the termination has been based, or
(B) sixty (60) days after receipt of an arbitration decision affirming the termination in the Expedited Arbitration Procedure set forth hereinbelow, regardless of any pending judicial proceedings related thereto. For purposes of the "Expedited Arbitration Procedure" set forth in Section 16.4 below, Genentech and OSI agree (1) that the time periods in Section 16.1 of the Agreement will be reduced by 50%, and (2) if such dispute cannot be resolved during such reduced time periods, the dispute shall be resolved as set forth in Section 16.4 below. The Parties acknowledge that time is of the essence in resolving termination of Co-promotion. Should OSI be found by the arbitrator to have delayed such procedures for purposes of delaying a decision on the termination, Genentech shall be entitled to reasonable attorney fees and, at the sole discretion of the arbitrator, exemplary damages for the delay. The Parties agree that the Expedited Arbitration Procedure set forth in Section 16.4 is solely for purposes of affirming or reversing the Co-promotion termination decision and claims for damages directly related to the breach resulting in such Co-promotion termination and is not the exclusive remedy for any breaches or damages contemplated herein. The Expedited Arbitration Procedure does not apply to any other dispute or claim under the Agreement.

      (b) Such termination of OSI's Co-promotion rights shall also be subject to OSI's ability to assert, under Section 5.2 of the Agreement, its participation in Co-promotion again pursuant to the terms of this Amendment, such assertion not to be made until at least two (2) calendar years after the later of: (i) the effective date of such termination or (ii) the effective date of the final arbitration decision upholding such termination, described above.

B. Section 5.3 of the Collaboration Agreement is hereby amended by deleting the second and third sentences of Section 5.3 in their entirety. A new Section 5.3A is hereby added to the Agreement immediately after Section 5.3 as follows:

      "Genentech shall have the responsibility for design of Licensed Product advertising and promotional materials and sales training materials. Genentech shall file such advertising and promotional materials with the FDA as required under applicable law. Genentech will be designated by OSI as the Party responsible for filing such materials to OSI's NDA. Genentech will provide, in a timely manner, the draft of such advertising and promotional materials to OSI, and a senior member of OSI's regulatory function will be able to attend Genentech's internal regulatory review of such materials through Genentech's Promotional Review Committee ("PRC") meetings (or similar successor Genentech regulatory committee review if the PRC ceases to exist). During such meetings the OSI regulatory representative may raise any reasonable concern of OSI regarding such materials only with respect to any particular potential violation of a law or FDA regulation governing pharmaceutical product promotion, which Genentech has not addressed. Decisions at the PRC meeting regarding any such OSI regulatory concern will be made by consensus. In the event that such PRC members and the OSI regulatory representative do not agree on such regulatory compliance of any such materials, the materials in dispute will be reviewed and discussed at Genentech's PRC Oversight Committee (or similar successor Genentech committee if the PRC Oversight Committee ceases to exist), which will include participation by the OSI Vice President (or officer of similar title) in charge of OSI's regulatory function. In the event that the OSI Vice President and the Genentech members of such PRC Oversight Committee do not agree and resolve such regulatory dispute for the materials, the materials and regulatory issue will be referred for resolution to the Vice President (or Party officer of similar title) in charge of the regulatory function of each Party. If such two Vice Presidents together cannot resolve such regulatory issue in dispute, then notwithstanding anything to the contrary in this Agreement, such dispute will be finally resolved by the Party which will hold the NDA for the particular Licensed Product for which such materials are prepared."

C. The following sentence is hereby added to the end of Section 5.3 of the Collaboration Agreement:

      "For further clarification, each Party will have the responsibility for execution of and decision making responsibility for, Licensed Product commercialization activities as specified on Appendix A hereto."

D. Section 5.3 of the Collaboration Agreement is further amended by deleting the fourth sentence in its entirety and replacing it with the following sentence: "Except as otherwise expressly provided in this Amendment or in Appendix A hereto, Genentech shall have the final decision making authority with respect to commercialization matters."

6.    MARKETING ACTIVITIES OF LICENSED PRODUCT.

A. Article 5 of the Collaboration Agreement is hereby amended by inserting the following new Section 5.3B immediately after Section 5.3:

      "5.3B MARKETING ACTIVITIES.

      (a) Except as otherwise stated in Appendix A hereto or otherwise expressly provided in the Agreement, Genentech shall have the sole responsibility for setting the overall commercial strategy for Licensed Product and for designing and implementing all marketing activities related to Licensed Product, including, without limitation, branding, positioning, advertising and promotional materials (subject to OSI's regulatory review under Section 5.3), medical and professional disease state education (subject to
      Section 5.3B(b) below), Licensed Product public relations (except as provided in Appendix A hereto or otherwise expressly provided in the Agreement), relationships with opinion leaders and professional societies, medical meeting and tradeshow activities (except as set forth in the following sentence) and Licensed Product market research, except for those activities expressly assigned to OSI in Appendix A hereto or by Genentech. Notwithstanding the foregoing, OSI shall be entitled to use at medical meetings and tradeshows specific Licensed Product promotional materials and exhibit panels that have been previously approved in writing by Genentech and, with respect to which, OSI has confirmed through the JCIT that have not been updated. Except for OSI's role in decision making with respect to regulatory review under Section 5.3A above and as otherwise provided in Appendix A hereto or otherwise expressly provided in the Agreement, all final decision making for all Licensed Product marketing activities shall reside with Genentech. Genentech shall manage the Commercialization Budget and will also manage all relationships with vendors for Licensed Product commercial activities.

      (b) Notwithstanding Section 4.3B(f) above, either Party shall be entitled to make unrestricted medical education grants and to conduct continuing medical education ("CME") accredited medical and professional disease state education (and continuing education accredited professional disease state education for nurses and pharmacists) that: (i) are not designed to provide but may include education on Licensed Product and (ii) are designed to provide general education in oncology or another general disease state area, and (iii) are funded from such Party's own budget (which shall not be subject to any cost sharing under the Agreement). All unrestricted medical education grants and CME accredited disease state education shall be made in accordance with applicable laws and regulations and the PhRMA Code on Interactions with Healthcare Professionals.

B.    Article 5 of the Collaboration Agreement is hereby amended by adding a new
Section 5.6 immediately after Section 5.5 as follows:

      "5.6 USE OF LOGO. All Licensed Product-related materials, including, without limitation, marketing, promotional, medical and training materials for Licensed Product and all sponsorships related to Licensed Product for or on which the names and/or logo of a Party are to be included shall bear the names and/or logos of both Genentech and OSI, as provided by the Parties to each other, in comparable prominence (size, emphasis and position), to the extent permitted under applicable law and regulations. Use of a Party's name and/or logo for such purposes shall be in accordance with all requirements of such Party with respect to such use, and neither Party shall otherwise use the name or logo of the other Party unless expressly provided in the Agreement or expressly permitted by such Party.

7.    EXPEDITED ARBITRATION

      Article 16 of the Collaboration Agreement is hereby amended by adding a new Section 16.4 immediately after Section 16.3 as follows:

      "16.4 EXPEDITED ARBITRATION PROCEDURE. In the event of disputes under
Section 5.2B(a) as to which the Expedited Arbitration Procedure herein applies, Sections 16.2 and 16.3 shall apply, except as expressly set forth below:

      (a) The Parties agree that issues under the Expedited Arbitration Procedure will be determined by one arbitrator. Within ten (10) days after the commencement of procedures under Section 16.1, the Parties shall attempt to agree to and rank in order of preference no fewer than three (3) qualified arbitrators. In the event the Parties cannot agree on such a list within such ten-day period, either Party may request the American Arbitration Association ("AAA") to appoint for purposes of ranking no fewer the three (3) such arbitrators (including a request that the AAA do so within fifteen (15) days of such request) and such appointments shall be final and binding on the Parties. Whether the arbitrators are chosen by the Parties or the AAA is asked to appoint such arbitrators, (i) all appointees must have at least ten (10) years experience as an attorney and experience in the pharmaceuticals industry so as to better understand the legal, business and scientific issues addressed in the arbitral proceeding, and (ii) the Parties will separately rank the proposed arbitrators and the average ranking of the Parties will determine the order for purposes of subsection (b) below (in the event of a tie, the Parties will rank the tying arbitrators based on random selection).

      (b) Upon such initiation, the Parties will jointly contact the first ranking arbitrator and determine whether that person is available to serve within the time frame set forth herein. If that person is not available on those terms, the next ranking arbitrator will be contacted, and so forth down the ranking. Upon agreement by an arbitrator to take the case, and upon completion of the procedures set for in Section 16.1 as expedited, the Expedited Arbitration Process will be deemed commenced ("Commencement"), and the following sequence of proceedings will occur:

      i.    Within ** after Commencement, OSI shall serve a brief on Genentech and the arbitrator setting forth its factual and legal arguments with regard to the termination dispute and providing all documents it proposes to use at hearing in support of its position. Within ** after service of OSI's brief, Genentech shall serve a brief on OSI and the arbitrator setting forth its factual and legal arguments with regard to the termination dispute and providing all documents it proposes to use at hearing in support of its position. Within ** after service of Genentech's brief,

--------------
** This portion has been redacted pursuant to a confidential treatment request.

the Parties shall request any discovery that it believes is critical to a fair resolution of the issues in dispute.

      ii. Within twenty (20) days after Commencement, the arbitrator shall (1) grant such discovery as deemed appropriate and require that it be completed within no more than **; (2) identify the issues that will be subject to a hearing; and (3) set a date for a hearing as to the pending termination dispute no more than ten (10) days after the completion of all allowed discovery or twenty (20) days after the issues are identified in the event no discovery is allowed. In no event shall the hearing begin any later than two (2) months after the Commencement.

      iii. The arbitrator shall provide a hearing of sufficient length for each Party to present its case but in no event longer than five (5) days total duration. At the completion of said hearing the arbitrator may allow post-hearing briefs to be filed within no more than ten (10) days after the hearing.

      iv. Within ten (10) days after completion of hearing, or within ten (10) days after the submission of post-hearing briefs, if allowed, the arbitrator shall render a decision on the termination dispute affirming or reversing the Co-promotion termination. There shall not be a reasoned decision. In no event shall the decision be issued any later than three (3) months after Commencement.

8.    LEGAL COMPLIANCE

      Section 17.2 of the Collaboration Agreement is hereby amended by adding the following sentence at the end of Section 17.2:

--------------
** This portion has been redacted pursuant to a confidential treatment request.

      "The Parties shall each reasonably cooperate with the other by providing information reasonably necessary in order to enable the other Party to meet its reporting obligations, under applicable law or regulation, to which it may be subject as a result of its responsibilities under this Agreement."

9.    COLLABORATION AGREEMENT.

      Except as expressly amended herein, all provisions of the Collaboration Agreement remain in full force and effect.

10.   GOVERNING LAW.

      This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

11.   COUNTERPARTS.

      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF the Parties have executed this Amendment as of the Amendment Effective Date by their duly authorized representatives.

OSI PHARMACEUTICALS, INC.                       GENENTECH, INC.

By:   /s/ Robert L. Van Nostrand                By:    /s/ Susan D. Hellmann
      --------------------------                       ---------------------
      Name: Robert L. Van Nostand                      Name: Susan D. Hellmann

      Title: Vice President and Chief                  Title: President, Product
      Financial Officer                                Developement

                                   APPENDIX A

                                       **

--------
** This portion has been redacted pursuant to a confidential treatment request.